Exhibit 10.1

Execution Version

FORBEARANCE AGREEMENT AND THIRD AMENDMENT TO CREDIT AGREEMENT

THIS FORBEARANCE AGREEMENT AND THIRD AMENDMENT TO CREDIT AGREEMENT is made and entered into on November 6, 2015, by and among INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“Parent”), ISA INDIANA, INC., an Indiana corporation (“ISA Inc.”), ISA LOGISTICS LLC, a Kentucky limited liability company (“ISA Logistics”; and, together with Parent and ISA Inc., “Borrowers”), ISA REAL ESTATE, LLC, a Kentucky limited liability company (“ISA Real Estate”), ISA INDIANA REAL ESTATE, LLC, a Kentucky limited liability company (“Indiana Real Estate”), WESSCO, LLC, a Delaware limited liability company (“WESSCO”), 7021 GRADE LANE LLC, a Kentucky limited liability company (“7021 Grade”), 7124 GRADE LANE LLC, a Kentucky limited liability company (“7124 Grade”), 7200 GRADE LANE LLC, a Kentucky limited liability company (“7200 Grade”; and, together with ISA Real Estate, Indiana Real Estate, WESSCO, 7021 Grade, and 7124 Grade, “Guarantors”; and, together with Borrowers, “Loan Parties”), each with their chief executive office and principal place of business at 7100 Grade Lane, Louisville, Kentucky 40213 (except Indiana Real Estate, whose chief executive office is located at 960 South, County Road 900 West, North Vernon, Indiana 47265), and WELLS FARGO BANK, NATIONAL ASSOCIATION (hereinafter referred to as “Lender”) with an office at 1100 Abernathy Road NE, Suite 1600, Atlanta, Georgia 30328.

Recitals:

Lender, Borrowers and Guarantors are parties to a certain Credit Agreement dated as of June 13, 2014 (as at any time amended, restated, modified or supplemented, the “Credit Agreement”) pursuant to which Lender has made certain revolving credit loans, term loans and other financial accommodations to Borrowers, which loans are secured by security interests in and other liens upon all or substantially all of the assets of Borrowers and guaranteed unconditionally by Guarantors.   Lender and Loan Parties are also parties to that certain Security Agreement dated as of June 13, 2014 (as at any time amended, restated, modified or supplemented, the “Security Agreement”), pursuant to which Loan Parties granted to Lender a security interest in and liens upon substantially all personal property of the respective Loan Parties.

Events of Default under (and as defined in) the Credit Agreement exist and are continuing, in consequence of which Lender is entitled to terminate further advances and other extensions of credit to or for the benefit of Borrowers, to declare the entire balance owing to it from Borrowers to be immediately due and payable, to enforce its security interests and other liens in the collateral securing its claim against Borrowers, to enforce its claim against Guarantors, and to take all other enforcement action provided in the Credit Agreement or related documents or authorized by applicable law.

Borrowers and Guarantors desire that Lender forbear from exercising certain remedies available to Lender under the Credit Agreement as a consequence of Borrowers’ default in order to afford Borrowers an opportunity to execute their business affairs (including, without limitation, to negotiate and close the sale of various assets) and to pay the indebtedness owing to Lender.

Borrowers and Guarantors desire that Lender continue, during the period of Lender’s forbearance, to make loans to Borrowers as hereinafter described.

Lender is willing to forbear, in accordance with the terms of this Agreement, from exercising remedies available to it as a result of Borrowers’ default under the Credit Agreement and to continue making loans, in its discretion, in accordance with this Agreement and the Credit Agreement, as amended hereby.

Statement of Agreement:

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and in consideration of the premises and the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.             Definitions; Rules of Construction.

(a)           All capitalized terms used in this Agreement, unless otherwise defined, shall have the meaning ascribed to such terms in the Credit Agreement and the Security Agreement.  In addition, as used herein, the following terms shall have the meanings ascribed to them (and these defined terms shall hereafter be deemed and construed to be defined terms in the Credit Agreement):

“Agreement” shall mean this Forbearance Agreement.

“Acceptable APA” means a duly executed written agreement for the purchase of all or substantially all of the assets of WESSCO and of the “CWS division” by Buyer for a purchase price sufficient to result in payment to Lender of net cash proceeds, after payment of all obligations owed to the Bank of Kentucky that are secured by liens on the assets being sold and payment to D.A. Davidson & Co. of its investment banking fee in connection with the closing of such purchase, in an amount necessary to pay in full the Term Loan and any Overadvance Amount existing as of the WESSCO Closing Date.  Any Acceptable APA shall be in form and substance acceptable to Lender.

“Applicable Law” shall mean all laws, rules and regulations applicable to the Person, conduct, transaction, covenant or Loan Document in question, including all applicable common law and equitable principles; all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations and orders of governmental bodies; and all orders, judgments and decrees of all courts and arbitrators.

“Anticipated Financial Covenant Defaults” shall mean the Events of Default that are anticipated to occur during the Forbearance Period by reason of the Borrowers’ failure to achieve a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

“Buyer” shall mean a Third Party, as buyer in connection with an LOI.

“Budget” shall mean the 13-week cash flow budget and projections delivered to Lender from the Loan Parties on November 2, 2015, as at any time amended, supplemented, updated or modified with the prior written consent of Lender in its discretion.

“Forbearance Conditions” shall mean the conditions to forbearance set forth in Section 4 of this Agreement.

“Forbearance Effective Date” shall mean the later to occur of the date of this Agreement or the date on which each of the conditions precedent set forth in Section 6 is satisfied.

“Forbearance Period” shall mean the period commencing on the Forbearance Effective Date and ending at 5:00 o’clock p.m. on March 15, 2016, unless extended in writing by Lender in its sole discretion.

“Forbearance Termination Date” shall mean the sooner to occur of (a) 5:01 o’clock p.m. on the last day of the Forbearance Period or (b) the date on which Lender’s agreement to forbear terminates as provided in Section 5 of this Agreement.

“LOI” shall mean a duly executed written agreement between a Buyer, on the one hand, and WESSCO and Parent, collectively, as seller, on the other hand, that contemplates the execution of an Acceptable APA and is otherwise in form and substance satisfactory to Lender in its discretion.

“Payroll Taxes” shall mean all taxes and deposits required to be paid or withheld from the wages or salaries of Borrower’s employees.

“Permitted Overadvance Amount” shall mean an outstanding Overadvance Amount not to exceed (i) provided that the Qualified Consultant has confirmed to Lender on or before the date of this Agreement that no material changes to the Budget are anticipated, and that Lender has received a fully executed LOI on or before the date of this Agreement, $750,000 on any date between November 1, 2015 and December 31, 2015, and (ii) $0 on and after the earlier to occur of (x) January 1, 2016, (y) the WESSCO Closing Date, or (z) a date on which any Forbearance Condition is not timely satisfied.

“Permitted Real Estate Sale” shall mean the proposed sale by ISA Real Estate of that certain parcel of real estate (and improvements thereon) located at 7110 Grade Lane Louisville, Jefferson County, Kentucky, on such terms and conditions acceptable to Lender in its sole and absolute discretion.

“Qualified Consultant” shall mean Conway MacKenzie, Inc., or another financial or turnaround consultant whose experience, qualifications, personnel and terms of retention are acceptable to Lender in its sole and absolute discretion.

“Qualified Consultant Engagement Letter” shall mean a written agreement among Loan Parties, on the one hand, and the Qualified Consultant, on the other hand, which sets forth the terms and conditions of the engagement of such Qualified Consultant.  Such agreement shall be in form and substance acceptable to Lender in its sole and absolute discretion and shall thereafter not be amended, restated or otherwise modified without the prior written consent of Lender in its sole and absolute discretion.

“Representatives” shall mean, with respect to any Person, such Person’s employees, agents, representatives and financing sources, and any financial advisor, consultant, accountant, legal counsel, agent, representative or expert retained by or acting on behalf such Person.

“Stipulated Defaults” shall mean (i) the Events of Default referenced in Section 2(c) of this Agreement in existence on the date hereof, and (ii) the Anticipated Financial Covenant Defaults.

“Third Party” shall mean a Person other than Lender, any Loan Party, or any Affiliate of any Loan Party.

“WESSCO Closing Date” shall mean the deadline set forth in the Acceptable APA to close the sale evidenced thereby, which shall be no later than December 31, 2015.

“WESSCO Sale” shall mean the sale of, among other things, the assets of WESSCO, contemplated by an Acceptable APA.

“WESSCO Sale Covenants” shall mean the covenants set forth in Section 9 of this Agreement.

(b)           The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any of the Loan Documents shall include any and all modifications thereto and any and all restatements, extensions or renewals thereof; to any Person shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation” (and, for purposes of this Agreement and each other Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters to matters similar to the matters specifically mentioned); to Lender’s discretion shall mean the sole and absolute discretion of Lender; or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement.

2.             Acknowledgments and Stipulations by Borrower Loan Parties.  Each Loan Party acknowledges, stipulates and agrees that (a) as of the opening of business on November 4, 2015, the aggregate principal balance, in each case exclusive of costs and attorneys’ fees chargeable to Borrowers under the Loan Documents, (i) the outstanding principal balance of Advances totaled $1,998,843.00; and (ii) the outstanding principal balance of the Term Loan totaled $2,053,333.00; (b) all of the Obligations are absolutely due and owing by Borrowers to Lender without any defense, deduction, offset or counterclaim (and, to the extent any Borrower had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived);  (c) Events of Default have occurred and now exist under the Loan Documents and are continuing by reason of (i) the failure of Parent and its Subsidiaries to achieve the minimum EBITDA required under Section 4.3(a) of the Credit Agreement for the period ended December 31, 2014, and each measurement period thereafter; (ii) the failure of the Borrowers and the other Loan Parties to deliver the financial statements and Compliance Certificate required under Section 4.1 and Schedule C to the Credit Agreement by the deadline set forth therein with respect to the year ended December 31, 2014; and (iii) the failure of Parent and Subsidiaries to maintain a Fixed Charge Coverage Ratio required under Section 4.3(c) of the Credit Agreement for each measurement period prior to the date hereof, each of which Events of Default is material; (d) the Loan Documents executed by Loan Parties are legal, valid and binding obligations of Loan Parties enforceable against Loan Parties in accordance with their terms; (e) the security interests and other Liens granted by Borrowers to Lender in the Accounts, Inventory,

General Intangibles, real estate, and other Collateral are duly perfected, first priority security interests and Liens; (f) each Guaranty is a legal, valid and binding obligation of the respective Guarantor signatory thereto, and is enforceable against such Guarantor in accordance with its terms; (g) each of the Recitals contained at the beginning of this Agreement is true and correct; and (h) prior to executing this Agreement, each Loan Party consulted with and had the benefit of advice of legal counsel of its own selection and each has relied upon the advice of such counsel, and in no part upon any representation of Lender concerning the legal effects of this Agreement or any provision hereof.

3.             Agreement to Forbear.

(a)           If and for so long as each of the Forbearance Conditions is timely satisfied, and subject to the satisfaction of the conditions precedent set forth in Section 6 hereof, Lender agrees that, during the Forbearance Period, it will not, solely by reason of the existence on this date of the Stipulated Defaults, exercise any remedy available to Lender under the Credit Agreement, any of the other Loan Documents or Applicable Law to accelerate the maturity of any of the Obligations, enforce collection from any Loan Party of any of the Obligations, to repossess any of the Collateral, or to foreclose its security interest in or other Liens upon any of the Collateral; provided, however, that the foregoing forbearance shall not (i) restrict, impair or otherwise affect (A) Lender’s rights to make demand for payment of any of the Obligations that exceed the sum of (x) the Borrowing Base at such time plus (y) the Permitted Overadvance Amount at such time, or any other limitations imposed under the Credit Agreement or that are payable on demand under the terms of any of the Loan Documents, (B) charge or accrue interest at the Default Rate, (C) Lender’s rights or remedies (including rights of setoff) under or with respect to any deposit account, blocked account, control account, bank agency, lockbox, Letter of Credit or agreement to which Lender is a party relating to any deposit or other account of any Borrower or any Letter of Credit issued for any Borrower’s or any other Loan Party’s account, (D) Lender’s rights to administer the lending relationship with Borrowers under and in accordance with the Loan Documents and this Agreement, including the imposition, change, release or re-imposition of the Availability Block in such amounts and with respect to such matters as Lender may elect from time to time, or (E) Lender’s right to file, record, publish or deliver a notice of default or document of similar effect relating to any Event of Default that is not a Stipulated Default, or to take any Lien enforcement action as a consequence of any such Event of Default, or (ii) affect any restriction or prohibition in any of the Loan Documents on the right of any Borrower to take or omit to take, or otherwise acquiesce in, certain actions, including any limitations, restriction, or prohibitions with respect to Distributions, advancing monies to any Affiliate, repaying certain Subordinated Debt, consummating acquisitions or making certain dispositions of assets.  Neither this Agreement nor Lender’s forbearance hereunder shall be deemed to be a waiver of or a consent to any Default or Event of Default.

4.             Conditions to Forbearance.  The following conditions shall constitute Forbearance Conditions, the timely satisfaction of each and every one of which during the Forbearance Period shall be a condition to the agreement of Lender to forbear as set forth in Section 3 of this Agreement:

(a)           Each Loan Party duly and punctually observes, performs and discharges each and every obligation and covenant on its part to be performed under this Agreement and diligently and in good faith seek to satisfy each of the conditions precedent in Section 6 hereof;

(b)           No Event of Default occurs or exists other than the Stipulated Defaults;

(c)           No material adverse change occurs in any Loan Party’s business, prospects or financial condition after the date hereof;

(d)           All of the Obligations are paid in full on or before the Maturity Date (as amended hereby);

(e)           No Guarantor revokes or attempts to revoke or terminate such Guarantor’s Guaranty or otherwise breach any of such Guarantor’s obligations under its respective Guaranty;

(f)            No representation or warranty made by any Loan Party in this Agreement proves to have been false or misleading in any material respect;

(g)           Each Loan Party timely deducts from the wages of its employees and makes timely and proper deposits for all Payroll Taxes as the same became due and payable, and if, as and when requested to do so by Lender, provides Lender with proof of all deposits for Payroll Taxes;

(h)           Each Loan Party is able to pay and does pay, as the same shall become due and payable, all debts incurred by such Loan Party on or after the date hereof;

(i)            No Person to whom any Loan Party is indebted under capital leases or for money borrowed accelerates the maturity or demands payment of such indebtedness, in whole or in part;

(j)            A Qualified Consultant is engaged by Loan Parties on or before the date of this Agreement, remains engaged by Loan Parties at all times during the Forbearance Period pursuant to the terms of a Qualified Consultant Engagement Letter and, notwithstanding any term or provision set forth herein (or in any other agreement between a Qualified Consultant and any Loan Party) to the contrary, each Loan Party hereby (i) acknowledges and agrees that the scope of the Qualified Consultant’s engagement may be expanded from time to time at Lender’s request in consultation with the Loan Parties, (ii) authorizes and directs each Qualified Consultant to provide Lender with complete access to such Qualified Consultant and its work product (whether created prior to or after the effectiveness of this Agreement), (iii) authorizes and directs each Qualified Consultant to speak freely with Lender concerning all matters relating to its engagement with any Loan Party and to provide Lender with copies of its work product (whether created prior to or after the effectiveness of this Agreement), and (iv) authorizes and directs each Qualified Consultant to actively participate on behalf of Loan Parties in all discussions with Lender;

(k)           On or before the date of this Agreement, Qualified Consultant shall have reviewed and approved the initial Budget;

(l)            No Loan Party uses proceeds of Advances or Collateral to make any payments for any purpose that is not included in the Budget or in amounts that exceed one hundred three percent (103%) of the amounts shown in the Budget (on a cumulative basis from the date of this Agreement through the relevant payment date), except for payments in respect of the Obligations;

(m)          On the date that any sale of real property on which Lender has a Lien is consummated, including, without limitation, the Permitted Real Estate Sale, Lender shall receive all Net Disposition Proceeds (defined as the gross proceeds of the sale less reasonable closing expenses, brokerage fees and prorated ad valorem real property taxes to be paid by seller) of the sale (provided that this Agreement shall not be deemed or construed to constitute consent by Lender to any sale, and each Loan Party acknowledges and agrees that any sale of real property subject to Liens in favor of Lender shall be on terms and conditions acceptable to Lender in its sole and absolute discretion) for application to the Obligations in accordance with Section 11 hereof;

(n)           Each Loan Party is able to pay and does pay, as the same shall become due and payable, all real and personal property taxes owed by such Loan Party on or after the date hereof;

(o)           Each of the WESSCO Sale Covenants shall be timely satisfied;

(p)           Loan Parties shall achieve total weekly (i) Cash Receipts, and (ii) “Recycling Inventory Sold” of at least eighty percent (80%) of the amounts shown in the Budget, on a cumulative basis, beginning with the week ending November 6, 2015, measured on a weekly basis; and

(q)           On or before January 31, 2016, Loan Parties shall have delivered to Lender a commitment letter for financing for the Loan Parties in an amount sufficient to, and which provides that the proceeds will be used to, repay all of the Obligations in full on or before the Maturity Date, which commitment letter must be from a lender acceptable to Lender and on terms and conditions satisfactory to Lender.

5.             Termination of Forbearance.  If any one or more of the Forbearance Conditions is not satisfied (time being of the essence), Lender’s agreement to forbear as set forth in Section 3 of this Agreement shall, at Lender’s election but without further notice to or demand upon Borrower, terminate, and Lender shall thereupon have and may exercise from time to time all of the remedies available to it under the Loan Documents and Applicable Law as a consequence of an Event of Default, without further notice to or demand upon Borrower or any other Person.

6.             Conditions Precedent.  The following shall constitute conditions precedent, the satisfaction of each of which shall be required as a condition to Lender’s obligation to forbear pursuant to Section 3 hereof:

(a)           Lender shall have signed this Agreement and received counterparts of this Agreement duly executed by Loan Parties on or before November 6, 2015;

(b)           Borrower shall have paid all fees then due and payable to Lender pursuant to the Credit Agreement and, to the extent invoiced by Lender not less than two Business Days prior to the date of this Agreement, shall have reimbursed Lender for all reasonable costs and expenses incurred by Lender in connection with this Agreement, including the preparation, negotiation and execution of this Agreement and all accrued costs and expenses of consultants and financial advisors employed or retained by Lender in connection with the restructuring of the Obligations and the negotiation of this Agreement;

(c)           All of the representations and warranties contained in this Agreement and that are made by each Loan Party are true, complete and accurate on the date hereof;

(d)           After giving effect to the terms of this Agreement, no Default or Event of Default shall have occurred and be continuing on the date hereof other than the Stipulated Defaults; and

(e)           Lender shall have received from the applicable Loan Parties duly executed Certificates of Authority in the form attached hereto as Exhibit A.

7.             Extensions of Credit.

(a)           Notwithstanding the existence of the Stipulated Defaults, and subject to the satisfaction of each of the Forbearance Conditions, Lender, in its discretion, may continue to honor requests by Borrowers for Advances pursuant to the Credit Agreement up to a maximum amount at any time outstanding equal to the Borrowing Base plus the Permitted Overadvance Amount at such time (and in all events not to exceed the Maximum Revolver Amount, as amended hereby), but in no event shall Lender’s honoring of any such requests be deemed a waiver of the Stipulated Defaults or any other Event of Default that may occur or exist.  Lender’s discretion to honor Borrowers’ request for Advances, and the amount of such Advances, may be exercised without regard to the accuracy of any representation made or deemed to be made under, or Borrowers’ compliance with the terms of, the Loan Documents or the existence of any Event of Default.   For the avoidance of doubt, the maximum amount of Advances at any time outstanding may not exceed the sum of the Borrowing Base plus the Permitted Overadvance Amount, regardless of whether the Budget projected a higher amount.

(b)           The provisions of Section 1.1(j) of the Credit Agreement notwithstanding, subject to satisfaction of each of the Forbearance Conditions, Borrowers may be permitted to maintain outstanding Advances in excess of the Borrowing Base up to the Permitted Overadvance Amount applicable from time to time, provided that any Overadvance Amount outstanding as of December 31, 2015, must be repaid by that date.

(c)           If the unpaid balance of Advances outstanding at any time should exceed the Borrowing Base at such time, all such Advances shall nevertheless constitute Obligations that are secured by all of the Collateral and entitled to all of the benefits thereof.

(d)           Each Borrower and each Guarantor acknowledges and agrees that Advances and other extensions of credit made by Lender to or for the benefit of Borrowers during the Forbearance Period have been made in reliance upon, and are consideration for, among other things, the general releases and indemnities contained in this Agreement and the other covenants, agreements, representations and warranties of Borrowers and Guarantors herein.  Borrowers shall not have the right to request, and Lender shall have no obligation to issue or renew, any Letter of Credit; provided, however, nothing herein shall require termination of any Letter of Credit that was in effect as of the date hereof.

(e)           Borrowers shall be deemed to have represented and warranted to Lender, on each date that an Advance or other extension of credit is requested by Borrowers, that Borrowers do not intend to use any of the proceeds of any such Advance or other extension of credit, and have not theretofore used the proceeds of any Advance or other extension of credit (or any proceeds of any Collateral), for the purpose of paying any retainer to any legal counsel or other consultant in contemplation of the planned or possible commencement by an Loan Party of any Insolvency Proceeding, unless otherwise disclosed in writing to Lender at or before the time of Borrowers’ request for such Advance or other extension of credit.

8.             Budget.  During the Forbearance Period, Loan Parties covenant that, unless otherwise consented to by Lender in writing in its sole and absolute discretion, Loan Parties shall provide to Lender on or before the 12:00 pm prevailing eastern time on the third (3rd) Business Day of each calendar week (i) an updated 13-week cash flow budget and projections consistent in form and scope with the Budget (it being understood that Lender shall not be deemed to have consented to any amended Budget solely as a result of receiving it from Loan Parties), the accuracy of which must be approved by Qualified Consultant, and the form and substance of which must be satisfactory to Lender in its sole and absolute discretion; and (ii) a variance report in form and substance satisfactory to Lender in its reasonable discretion (each a “Variance Report”) setting forth any variances in actual cash receipts, expenditures, sales, loan balances and availability from those projected in the Budget for the prior week.

9.             WESSCO Sale. To induce Lender to forbear in accordance with Section 3 of this Agreement, Loan Parties agree that they, with the assistance of Qualified Consultant, shall negotiate, document and consummate with Buyer an Acceptable APA as soon as practicable.  Notwithstanding the foregoing, nothing herein constitutes or shall be deemed to constitute any consent by Lender to any sale of assets by or equity investment in any Loan Party or any waiver of any of the rights and remedies of Lender with respect thereto.  In addition to the foregoing, but without limitation thereof, the Loan Parties shall strictly and timely comply (time being of the essence of this Section 9) with each and every one of the following additional covenants (collectively, the “WESSCO Sale Covenants”) regarding the asset-sale process:

(a)           the LOI shall at no time be revoked or terminated by any party thereto without the prior written consent of Lender;

(b)           Loan Parties shall have received and delivered to Lender an Acceptable APA, immediately upon execution, but in any event on or before the close of business on December 7, 2015; and

(c)           On or before December 31, 2015, the WESSCO Closing Date shall have occurred under the Acceptable APA and Lender shall have received all of the net cash proceeds of the sale remaining after payment in full of the outstanding debt owed to Bank of Kentucky and payment to D.A. Davidson & Co. of its investment banking fee in connection with the closing of such sale, which proceeds shall be applied to the Obligations in accordance with Section 11 hereof.

10.          Access to Information; Lender Meetings.  In addition to, and without in any way limiting the rights of Lender under any of the Loan Documents, Loan Parties:

(a) shall (i) give Lender (including employees, agents, advisors and consultants) access to offices, properties, officers, employees, accountants, auditors, counsel and other representatives and the books and records of Loan Parties; (ii) furnish to Lender such financial, operating and property related data and other information as Lender shall reasonably request; and (iii) instruct each Loan Party’s employees, accountants, auditors, counsel, financial advisors and other representatives to cooperate fully with, and upon request regularly consult with, Lender and its representatives in respect of the matter set forth in clauses (i), (ii) and (iii) hereof; and

(b)           agree to, at the request of Lender from time to time after the date hereof, conduct a telephonic meeting to be attended by Representatives of Lender, Loan Parties and Qualified Consultant, at which telephonic meeting Representatives of Qualified Consultant and Loan Parties shall present an update on, in addition to such other items as Lender may request in its discretion,

Loan Parties’ operations, the Budget and financial projections generated by Loan Parties, the Collateral, and the status of any LOI or Acceptable APA.

11.          Application of Proceeds.  Each Loan Party hereby waives the right, if any, to direct the manner in which Lender applies any payments or Collateral proceeds to the Obligations and agrees that Lender may apply and reapply all such payments or proceeds to the Obligations as Lender in its discretion elects from time to time.   The foregoing notwithstanding, the net cash proceeds of the WESSCO Sale received by Lender shall be applied: first to repay the outstanding balance of principal, interest, and other charges due and owing under the Term Loan; second to repay any outstanding Overadvance Amount (whereupon the Permitted Overadvance Amount shall be reduced to $0), and third, to reduce the outstanding Advances and other interest, fees, and charges outstanding under the Line of Credit, in such order of application as Lender in its discretion elects.   Upon the closing of the Permitted Real Estate Sale, (a) the net cash proceeds thereof received by Lender shall be applied to the outstanding Obligations under the Line of Credit in such order of application as Lender in its discretion elects, and (b) the Availability Block shall be increased dollar-for-dollar by the amount of such Permitted Real Estate Sale proceeds received by Lender.

12.          Representations and Warranties of Loan Parties. Each Loan Party represents and warrants to Lender, as an inducement to Lender to enter into this Agreement, that (a) no Default or Event of Default exists under the Loan Documents, except for Stipulated Defaults that are in existence on the date hereof; (b) subject to the existence of the Stipulated Defaults, the representations and warranties of Loan Parties contained in the Loan Documents were true and correct in all material respects when made and continue to be true and correct in all material respects on the date hereof; (c) the execution, delivery and performance by Loan Parties of this Agreement and the consummation of the transactions contemplated hereby are within the entity power of each Loan Party and have been duly authorized by all necessary entity action on the part of such Loan Party, do not require any approval or consent, or filing with, any governmental agency or authority, do not violate any provisions of any law, rule or regulation or any provision of any order, writ, judgment, injunction, decree, determination or award presently in effect in which such Loan Party is named or any provision of the organizational documents of such Loan Party and do not result in a breach of or constitute a default under any agreement or instrument to which such Loan Party is a party or by which it or any of its properties is bound; (d) this Agreement constitutes the legal, valid and binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms; (e) all Payroll Taxes required to be withheld from the wages of Borrowers’ employees have been paid or deposited when due; (f) each is entering into this Agreement freely and voluntarily with the advice of legal counsel of his or its own choosing; (g) each has freely and voluntarily agreed to the releases, waivers and undertakings set forth in this Agreement; and (h) no Loan Party presently intends to commence any Insolvency Proceeding.

13.          Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)           By deleting the amount “$15,000,000” from Section 1.1(a) of the Credit Agreement (the definition of “Maximum Revolver Amount”) and substituting in lieu thereof the amount of “$5,000,000”;

(b)           By deleting the amount “$7,500,000” from Section 1.1(a)(ii)(A) of the Credit Agreement and substituting in lieu thereof the amount of “2,500,000”;

(c)           By deleting (i) the percentage “3.00%” from clause (ii) of Section 1.3(a)(1) of the Credit Agreement and substituting in lieu thereof the percentage “4.00%”, and (ii) the percentage “3.25%” from clause (ii) of Section 1.3(a)(2) of the Credit Agreement and substituting in lieu thereof the percentage “4.50%”;

(d)           By deleting the date “June 13, 2019” in the definition of “Maturity Date” in Section 7.1 of the Credit Agreement and inserting in lieu thereof the date “March 15, 2016”;

(e)           By deleting the amount of “1,250,000” from the definition of Availability Block in Section 7.1 of the Credit Agreement and inserting in lieu thereof the amount of “$1,625,000” (it being understood that the increase in the Availability Block shall correspond to a reduction in the Reserves for Bank Products, such that the first $225,000 in respect of Bank Product exposure shall not result in a Reserve that is duplicative of the $225,000 amount that is being added to the Availability Block hereby).

(f)            By inserting the following clause at the beginning of each of subparagraphs (g), (i), and (j) of Section 5.3 of the Credit Agreement:  “except for the Permitted Real Estate Sale and the WESSCO Sale,”.

14.          Reaffirmation of Obligations.  Each Borrower hereby ratifies and reaffirms the Loan Documents and all of its covenants, duties, obligations and liabilities thereunder.  Each Guarantor hereby ratifies and reaffirms the validity, legality and enforceability of its respective Guaranty and agrees that such Guaranty is and shall remain in full force and in effect until all the Obligations have been paid in full.

15.          Prepayment Charges.  Lender hereby permanently waives the prepayment fees set forth in the Fee Letter.

16.          Specific Waivers.  Each Loan Party hereby waives, to the fullest extent permitted by Applicable Law, (a) any and all rights to receive notice in connection with the enforcement by Lender of its liens and security interests with respect to any of the Collateral, including notices under or in connection with UCC § 9-610 through 613 and § 9-623, and (b) the benefit of any statute of limitations that might otherwise bar the recovery of any of the Obligations from any one or more of them.

17.          Relationship of Parties; No Third Party Beneficiaries.  Nothing in this Agreement shall be construed to alter the existing debtor-creditor relationship between Loan Parties and Lender.  This Agreement is not intended, nor shall it be construed, to create a partnership or joint venture relationship between or among any of the parties hereto.  No Person other than a party hereto is intended to be a beneficiary hereof and no Person other than a party hereto shall be authorized to rely upon or enforce the contents of this Agreement.

18.          Entire Agreement; Amendments; Successors and Assigns.  This Agreement and the other Loan Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof; supersedes all other discussions, promises, representations, warranties, agreements and understandings between the parties with respect thereto; may not be modified, altered or amended except by agreement in writing signed by all the parties hereto; and

shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

19.          Construction.  This Agreement has been prepared through the joint efforts of all of the parties hereto.  Neither the provisions of this Agreement nor any alleged ambiguity therein shall be interpreted or resolved against any party on the grounds that such party or its counsel drafted this Agreement, or based on any other rule of strict construction.  Each of the parties represents that such party has carefully read this Agreement and all other instruments and agreements executed in connection herewith and that such party knows the contents hereof and has signed the same freely and voluntarily.

20.          Non-Waiver of Default.  Neither this Agreement, Lender’s forbearance hereunder nor Lender’s continued making of loans or other extensions of credit at any time extended to Borrowers in accordance with this Agreement and the Loan Documents shall be deemed a waiver of or consent to the Stipulated Defaults or any other Event of Default.  Each Loan Party agrees that such Events of Default shall not be deemed to have been waived, released or cured by virtue of Loans or other extensions of credit at any time extended to Borrowers, Lender’s agreement to forbear pursuant to the terms of this Agreement or the execution of this Agreement.

21.          No Novation; Strict Compliance.  This Agreement is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction and the Credit Agreement and the other Loan Documents shall remain in full force and effect.  Notwithstanding any prior mutual temporary disregard of any of the terms of any of the Loan Documents, the parties agree that the terms of each of the Loan Documents shall be strictly adhered to on and after the date hereof, except as expressly modified by this Agreement.

22.          Counterparts; Waiver of Notice of Acceptance.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall constitute an original, but all of which taken together shall be one and the same instrument.  In proving this Agreement or any of the Loan Documents, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Notice of Lender’s acceptance hereof is hereby waived.

23.          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky.

24.          Reimbursement for Legal Expenses.  Each Borrower jointly and severally agrees to reimburse Lender, on demand, for any costs and expenses, including reasonable legal fees, incurred by Lender in connection with the drafting, negotiation, execution and closing of this Agreement.

25.          Release of Claims; Covenant Not to Sue.  To induce Lender to enter into this Agreement, each Loan Party, for itself and on behalf of such Loan Party’s subsidiaries, successors and assigns (collectively with each Loan Party, “Releasors” and individually a “Releasor”), hereby RELEASES, ACQUITS AND FOREVER DISCHARGES each Releasee (as hereinafter defined) from any and all liabilities, claims, demands, actions or causes of action of every kind or nature (if any there be), whether absolute or contingent, due or to become due, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown (collectively, “Claims”) that any Releasor now has, ever had or hereafter may have against Lender in any capacity or Lender’s officers, directors, employees, agents, attorneys, representatives, subsidiaries, affiliates and shareholders (collectively with Lender, the “Releasees”) based on acts, transactions or circumstances that have occurred or been consummated on or before the date of this Agreement and that relate to (i) any Loan Documents or Collateral, (ii) any transaction, act or omission contemplated by or described in any Loan Documents or concluded thereunder, or (iii) any aspect of the dealings or relationships between or among any Loan Party, on the one hand, and Lender, on the other hand, under or in connection with any Loan Document or any transaction, act or omission contemplated by or described in any Loan Document or concluded thereunder.  The provisions of this Section shall survive the termination of this Agreement and any of the other Loan Documents and payment in full of the Obligations.  Each Loan Party, for itself and on behalf of such Loan Party’s successors, assigns and other legal representatives, hereby unconditionally and irrevocably agrees such Loan Party will not sue any Releasee on the basis of any Claim released, remised and discharged pursuant to the foregoing provisions of this Section, and if any Loan Party or any of such Loan Party’s successors or assigns violates the foregoing covenant, each Loan Party, for itself and its successors and assigns agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and cost incurred by any Releasee as a result of such violation.

26.          Waiver of Jury Trial.  To the fullest extent permitted by Applicable Law, the parties hereto each hereby waives the right to trial by jury in any action, suit or proceeding arising out of or related to this Agreement, the Credit Agreement, or any Guaranty.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the date first written above.

BORROWERS:

INDUSTRIAL SERVICES OF AMERICA, INC.
ISA INDIANA, INC.

By:	/s/ Todd Phillips
Name: Todd Phillips
Title: Chief Financial Officer

ISA LOGISTICS LLC

By:	Industrial Services of America, Inc., its Sole Member

By:	/s/ Todd Phillips
Name: Todd Phillips
Title: Chief Financial Officer

GUARANTORS:

WESSCO, LLC

By:	/s/ Todd Phillips
Name: Todd Phillips
Title: Chief Financial Officer

ISA REAL ESTATE, LLC
ISA INDIANA REAL ESTATE, LLC
7021 GRADE LANE LLC
7124 GRADE LANE LLC
7200 GRADE LANE LLC

By: Algar, Inc., their Manager

By:	/s/ Sean Garber
Name: Sean Garber
Title: [President/Chief Executive Officer]

Forbearance Agreement and Amendment to Credit Agreement (ISA)

Accepted as of the date first written above:

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph L. White
Name: Joseph L. White
Title: Vice President